Exhibit 10.23

CONSULTING AGREEMENT
This CONSULTING AGREEMENT (this “Agreement”) made as of the 1st day of April, 2015 (the “Effective Date”), by and between IRA WAGNER (“Consultant”), and AMERICAN CAPITAL, LTD., of Bethesda, Maryland (“Client”).
WHEREAS, Client wishes to retain the services of Consultant to advise and consult Client in certain matters relative to Client’s business; and
WHEREAS, Consultant is willing to provide such services.
NOW, THEREFORE, for good and valuable consideration and subject to the terms and conditions hereinafter set forth, the parties agree as follows:
SECTION 1. DUTIES OF CONSULTANT & TERM OF AGREEMENT.
(a)    Consultant will, consistent with his other obligations, render to Client and its affiliates such consulting services consistent with his level of experience and knowledge about Client as may be requested by Client from time-to-time (the “Services”). The number of hours and times Consultant is to work shall be entirely within the control of Consultant, and Client will rely upon Consultant to work such time as is reasonably necessary to complete in a capable and professional manner the full extent of Services necessary to fulfill the spirit and purpose of this Agreement.
(b)    Consultant shall provide the Services during the period beginning on the Effective Date and ending on the date this Agreement is terminated pursuant to Section 11 hereof (the “Consulting Period”). Termination of this Agreement pursuant to Section 11 shall not affect any continuing obligations contained in Sections 2, 6-10, and 12 hereof, which shall survive any termination.
SECTION 2. FEES. Client agrees to pay Consultant $75,000 per month for the Services. Consultant shall invoice Client monthly for services rendered, and such invoices shall be payable upon receipt. Client shall cover or reimburse the Consultant for reasonable expenses incurred by Consultant in performing the Services.
SECTION 3. PLACE OF WORK. Consultant shall render services at the site or sites where he can most effectively and efficiently perform the Services, in the mutual determination of the Client and the Consultant, which sites may be the Client’s offices, at other such places as reasonably requested by Client as appropriate for the performance of particular services, and at places of the Consultant’s choosing.
SECTION 4. INDEPENDENT CONTRACTOR STATUS. Consultant is an independent contractor and shall not represent to any third party that Consultant is an officer or employee of Client, nor shall he enter into any agreement involving Client, incur any obligations on Client’s behalf, or commit Client in any manner without Client’s prior consent. As an independent contractor, Consultant shall be responsible for all withholding taxes, social security, unemployment or disability insurance benefits or similar items, and/or other amounts due arising out of his independent contractor and/or consultant status. In addition, as an independent contractor, Consultant is not eligible for any employee benefit programs from Client. Consultant will set his own work hours and

Exhibit 10.23

routine, except when required to attend meetings in furtherance of the performance of the Services.
SECTION 5. RESERVED.
SECTION 6. CONFIDENTIAL INFORMATION. Consultant recognizes that the services to be performed by Consultant for Client are special, unique, and extraordinary and that, by reason of providing services to Client, Consultant may acquire Confidential Information (as defined herein) concerning the business, affairs and operations of and other matters related to Client, its investments or its affiliates, the use or disclosure of which would cause Client or others substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Consultant agrees that Consultant will not (directly or indirectly) at any time, whether while or after providing services to Client, (i) knowingly use for an improper personal benefit or for the benefit of another person any Confidential Information that Consultant may learn or has learned by reason of providing services to Client, or (ii) disclose any such Confidential Information to any person except (A) as required by applicable law or (B) with the prior written consent of an authorized officer of Client; provided, however, that, in the event that Consultant receives a request or is required (by oral questions, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Information, Consultant agrees to notify immediately Client of the existence, terms and circumstances surrounding such a request or requirement so that Client may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.
As used herein, “Confidential Information” shall mean any and all non-public information concerning Client and/or its business, customers, investments, affiliates, employees, processes, trade secrets or plans, but shall not include any information that (x) is or becomes generally known or available other than as a result of a disclosure by Consultant, or (y) is or becomes known or available to Consultant on a non‑confidential basis from a source (other than Client) that, to Consultant’s knowledge, is not prohibited from disclosing such information to Consultant by a legal, contractual, fiduciary or other obligation to Client.
SECTION 7. PROPERTY OF CLIENT. Consultant confirms that all Confidential Information is the exclusive property of Client. All business records, papers, data, and documents kept or made by Consultant while providing Services relating to the business of Client, its investments or its affiliates shall be and remain the property of Client at all times. Upon the request of Client at any time, Consultant shall promptly deliver to Client, and shall retain no copies of, any written and/or electronic materials, records and documents made by Client or coming into Consultant’s possession while providing services to Client concerning the business or affairs of Client, its investments or its affiliates.

SECTION 8. SECURITIES LAWS. Consultant acknowledges that certain of the information that Consultant may receive while providing services to Client may constitute material, non‑public information, within the context of Federal securities laws

Exhibit 10.23

and other applicable laws and regulations. Without limiting Consultant’s other obligations hereunder, Consultant specifically agrees to refrain from trading in the securities of Client or any other entity, if in doing so, Consultant would be utilizing material, non‑public information or otherwise violating such laws and further agrees not to provide such information to any other person, except as specifically permitted hereby. Consultant further acknowledges that he has been provided with a copy of, and agrees to abide by the applicable terms of, the Client’s Code of Ethics and Conduct.

SECTION 9. INTELLECTUAL PROPERTY. Consultant acknowledges and agrees that Client shall own all right, title and interest (including all intellectual property rights) in and to any and all inventions, discoveries, works of authorship and other intellectual property made, conceived, created, reduced to practice, or developed by Consultant (either solely or jointly with Client) in the performance of the Services.
SECTION 10. RESERVED.

SECTION 11. TERMINATION OF AGREEMENT. Client may terminate this Agreement immediately “for cause”, with written notice to Consultant upon the occurrence of any of the following events: dishonesty, fraud, or criminal conduct by Consultant or failure by or inability of Consultant to perform the duties, obligations and services for which Consultant is being engaged herein. Consultant may terminate this Agreement at any time “for cause” with written notice to Client for Client’s failure to comply with any material term of this Agreement. Either party may terminate this Agreement for any or no reason upon ten (10) days’ written notice to the other party.

SECTION 12. INDEMNITY. Each party shall indemnify (“Indemnifying Party”) and hold the other party harmless from and against any and all losses, costs, claims, judgments, fines or any other liabilities or expenses (including reasonable attorney’s fees) arising as a result of damages occasioned by the Indemnifying Party’s negligence or failure to perform its obligations under this Agreement or arising out of any claim, demand, or action that the Indemnifying Party violated the privacy, intellectual property or other proprietary rights of a third party. This provision shall survive the expiration or termination of this Agreement.

SECTION 13. LEGAL JURISDICTION AND GOVERNING LAW(S). This Agreement shall be governed and construed in accordance with the laws of the State of Maryland and each party hereby submits to the venue and jurisdiction thereof.

SECTION 14. EFFECT ON OTHER AGREEMENTS. This Agreement shall have no effect on the rights or obligations of the parties under any other contract, agreement or understanding between them, including, without limitation, that certain Separation Agreement and General Release entered into between the parties as of March 31, 2015.

Exhibit 10.23

SECTION 15. MODIFICATION. No modifications or additions to this Agreement shall be binding on either party unless in writing and signed by each party.

SECTION 16. NOTICES. All notices, requests and other communications pursuant to this Agreement shall be addressed as follows:

If to Client:

American Capital, Ltd.
2 Bethesda Metro Center
14th Floor
Bethesda, MD 20814
Attn: Samuel A. Flax
Telephone: (301) 951-6122
Facsimile: (301) 654-6714

If to Consultant:

Mr. Ira Wagner
6410 Ridge Road
Bethesda, Maryland 20816

All notices or other communications required by this Agreement shall be in writing and shall be sent by courier, registered, certified or first-class mail or telefacsimile (fax) and shall be regarded as properly given in the case of a courier upon actual delivery to the proper place of address; in the case of a letter, three (3) days after the registered, certified or first-class mailing date if the letter is properly addressed and postage prepaid; in the case of telefacsimile (fax), on the day following the date of transmission if properly addressed and sent to the correct number; and shall be regarded as properly addressed if sent to the parties or their representatives at the addresses provided in this Agreement.

Any party hereto may, by written notice, to the other parties, change the address to which notices to such party are sent.
SECTION 17. WAIVER. No waiver of any provision of this Agreement shall be effective unless made in writing. In addition, no waiver by either party of any breach of any provision of this Agreement shall be construed as a waiver of any subsequent breach or as a continuing waiver of such breach of this Agreement. In addition, no failure to enforce any contract term shall be deemed a waiver of future enforcement of that or any other term.
SECTION 18. ASSIGNMENT. This Agreement is not assignable by either party without the consent of the other.
SECTION 19. SEVERABILITY. If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement,

Exhibit 10.23

including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.
SECTION 20. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be considered an original and all of which together shall be considered a single agreement.
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IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

Signed: /s/ Ira Wagner	Signed: /s/ Sam Flax
Ira Wagner	For: American Capital, Ltd.
(Consultant)	(Client)
Date: 6/8/15	Date: 6/10/15